Exhibit 10.1

EXECUTION VERSION

SENIOR SUBORDINATED SECURED CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT

This Senior Subordinated Secured Convertible Note and Warrant Purchase Agreement (this “Agreement”), dated as of April 11, 2025, is by and between Triller Group Inc., a Delaware corporation (the “Company”), and KCP Holdings Limited, a Cayman Islands exempt company (the “Purchaser”). Each of the Purchaser and the Company is sometimes referred to herein each as a “Party”, and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company desires to issue to the Purchaser (a) a senior secured convertible note in the principal amount of ten million dollars ($10,000,000), in the form attached hereto as Exhibit B (the “Note”) and a warrant to purchase ten million (10,000,000) shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), in the form attached hereto as Exhibit C (the “Warrant” and together with the Note and the Shares (as defined below), the “Securities”), and the Purchaser desires to subscribe for the Note and the Warrant, each in accordance with the terms and provisions of this Agreement;

WHEREAS, the shares of Common Stock issuable upon conversion of the Note (the “Conversion Shares”) and the shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”) are sometimes referred to herein collectively as the “Shares”;

WHEREAS, in connection with the consummation of the Transactions, the Parties also will execute and deliver, among other things, (a) a Registration Rights Agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), (b) a Pledge Agreement, substantially in the form attached hereto as Exhibit E (the “Pledge Agreement”), (c) a Subordination Agreement in the form attached hereto as Exhibit G, also to be countersigned by Giant Wisdom Ventures Limited (“Giant Wisdom”) and (d) an agreement terminating that certain Securities Purchase Agreement dated as of January 24, 2024, substantially in the form attached hereto as Exhibit H, also to be countersigned by Mr. Roger C. Kennedy (the “Termination Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) has deemed it advisable and has authorized the issuance of the Securities and the consummation of the other Transactions contemplated under the Transaction Documents; and

WHEREAS, the Note and the Warrant are not, and, subject to the terms of the Registration Rights Agreement, the Shares will not be, registered under the United States Securities Act of 1933 (the “Securities Act”), and the Note and the Warrant are being offered and sold pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Purchaser agrees as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of Securities. Upon the terms and conditions in this Agreement, the Company is issuing to the Purchaser, and the Purchaser has agreed to purchase and accept, the Note and the Warrant, free and clear of any Liens.

Section 1.2 Closing. Upon the terms and subject to the conditions set forth herein at the Closing, the Purchaser shall deliver to the Company, via wire transfer, immediately available funds equal to the purchaser’s Note subscription amount of ten million dollars ($10,000,000) (the “Purchaser’s Subscription Amount”), and the Company shall deliver to the Purchaser the Note and the Warrant, and the Company and the Purchaser shall deliver the other items set forth in Section 1.3 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Section 1.3 and Section 1.4, the Closing shall take place remotely by electronic transfer of the Closing documentation. “Closing” means the closing of the purchase and sale of the Note and the Warrant pursuant to this Section 1.2.

Section 1.3 Deliveries.

(a) On or prior to the trading date of Closing (the “Closing Date”), the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) the Note, duly executed by the Company;

(iii) the Warrant registered in the name of the Purchaser, duly executed by the Company;

(iv) counterpart to the Registration Rights Agreement, duly executed by the Company;

(v) counterpart to the Pledge Agreement, duly executed by the Pledgor (as defined in the Pledge Agreement);

(vi) counterpart to the Subordination Agreement, duly executed by the Company and Giant Wisdom;

(vii) counterpart to the Termination Agreement, duly executed by the Company;

(viii) wire instructions for payment of the Purchaser’s Subscription Amount; and

(ix) the certificate contemplated by Section 1.4(b)(v).

(b) On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company, as applicable, the following:

(i) this Agreement duly executed by the Purchaser;

(ii) counterpart to the Registration Rights Agreement, duly executed by the Purchaser;

(iii) counterpart to the Pledge Agreement, duly executed by the Purchaser;

(iv) counterpart to the Subordination Agreement, duly executed by the Purchaser

(v) a counterpart to the Termination Agreement, duly executed by Purchaser and Mr. Roger C. Kennedy;

(vi) the Purchaser’s Subscription Amount by wire transfer to the account of the Company specified in the Company’s wire instructions; and

(vii) the certificate contemplated by Section 1.4(a)(iv).

Section 1.4 Closing Conditions.

(a) The obligations of the Company hereunder as to the Purchaser in connection with the Closing are subject to the following conditions being met by the Purchaser (any of which may be waived in writing by the Company in its sole discretion):

(i) the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality qualifiers therein, including any Purchaser Material Adverse Effect) as of the Closing (unless made as of a specific date therein, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect as to the Purchaser;

(ii) all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Purchaser of the items set forth in Section 1.3(b)(i), Section 1.3(b)(ii), Section 1.3(b)(iii), Section 1.3(b)(iv), Section 1.3(b)(v), Section 1.3(b)(vi) and Section 1.3(b)(vii) of this Agreement;

(iv) the delivery by the Purchaser of a certificate, duly executed by the Purchaser, certifying that the conditions set forth in Section 1.4(a)(i) and Section 1.4(a)(ii) have been satisfied.

(b) The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met by the Company (any of which may be waived as to the Purchaser solely in writing by the Purchaser in its sole discretion):

(i) the representations and warranties of the Company (A) set forth in Section 2.1(a), Section 2.1(b), Section 2.1(c), Section 2.1(d), Section 2.1(e), Section 2.1(k), Section 2.1(l), and Section 2.1(o) (collectively, the “Company Fundamental Representations”) shall be true and correct in all respects (without giving effect to any materiality qualifiers therein, including any Company Material Adverse Effect) as of the Closing (unless made as of a specific date therein, in which case as of such date), and (B) set forth in this Agreement, other than the representations and warranties specified in clause (A), shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality or Company Material Adverse Effect, in all respects) as of the Closing (unless made as of a specific date therein, in which case as of such date);

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Company of the items set forth in Section 1.3(a) of this Agreement;

(iv) there shall have been no Company Material Adverse Effect with respect to the Company since the date hereof;

(v) the delivery by the Company to the Purchaser of a certificate, duly executed by the Company, certifying that the conditions set forth in Section 1.4(b)(i), Section 1.4(b)(ii) and Section 1.4(b)(iv) have been satisfied;

(vi) the Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities; and

(vii) the Shares (A) shall be approved and designated for quotation or listed on the Nasdaq Capital Market, subject to official notice of issuance, and (B) the Common Stock shall not be suspended, in each case, as of the Closing, by the SEC or the Nasdaq Capital Market from trading on the Nasdaq Capital Market nor shall suspension by the SEC or the Nasdaq Capital Market have been threatened, as of the Closing, either (1) in writing by the SEC or the Nasdaq Capital Market or (2) by falling below the minimum listing maintenance requirements of the Nasdaq Capital Market.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, except as otherwise set forth in the correspondingly numbered section of the confidential disclosure letter delivered by the Company to the Purchaser prior to the execution of this Agreement (the “Company Disclosure Letter”), as follows:

(a) Organization and Power. Each of the Company and its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as is currently conducted. Neither the Company nor any of its Subsidiaries is in violation or default of any provision of the Company’s Certificate of Incorporation, dated October 15, 2024 (the “Certificate of Incorporation”), the Company’s current Bylaws or any other organizational documents of the Company or any of its Subsidiaries (collectively, the “Company Organizational Documents”). Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification, except to the extent that the failure to be so qualified and in good standing would not have a Company Material Adverse Effect.

(b) Due Issuance of the Note and Warrant. The Note and the Warrant have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid, non-assessable and free and clear of all Liens and issued in compliance with all applicable securities Laws. Assuming the accuracy of the representations and warranties in Section 2.2(f) hereof, the offer and sale by the Company of the Note and the Warrant is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder.

(c) Authority and Validity. The Company has full power and authority to and has taken all necessary corporate action required to enter into, execute and deliver this Agreement, the other Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement or the other Transaction Documents, and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the other Transaction Documents and the performance by it of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part, including by the Board.

(d) Enforcement; Noncontravention. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Neither the execution, the delivery of or the performance of any obligations under this Agreement or the other Transaction Documents, nor the consummation of the Transactions, will violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any Governmental Authority or Law to which the Company or any of its Subsidiaries is subject. Neither the execution, delivery by or performance of any obligations under the Company of this Agreement or the other Transaction Documents, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms and conditions hereof or of any other Transaction Document, will (A) contravene, conflict with or violate any existing federal, state, county or local Law, rule or regulation or any Order applicable to, or binding upon, it, (B) contravene, conflict with, violate or constitute a default under, any agreement, indenture, instrument or other Contract to which the Company or any of its Subsidiaries is party or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or (C) result in a violation or breach of the Company Organizational Documents.

(e) Filings, Consents and Approvals. Assuming the accuracy of the representations and warranties of the Purchaser in Section 2.2(e) and Section 2.2(f), neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation by the Company of the Transactions, nor the performance by the Company of this Agreement or any other Transaction Documents in accordance with its terms requires the filing, consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Authority or other public body or authority, except the filing of a Form D and current report on Form 8-K with the Securities and Exchange Commission (the “SEC”) or the listing of the Shares with the Nasdaq Capital Market.

(f) SEC Reports; Financial Statements.

(i) The Company has filed all reports, schedules, forms, statements (including registration statements, proxy statements or otherwise) and other documents (including all amendments, exhibits and schedules thereto) required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by Law to file such material) (the foregoing materials, including the documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and any other applicable Law, and none of the SEC Reports (including, when filed), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports (A) were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) and fairly present in all material respects in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments) and (B) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.

(ii) The Company has established and maintains, and at all times since January 1, 2022 has maintained, (A) systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act in all material respects and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorizations; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (B) a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files with the SEC pursuant to the SEC’s rules and forms is recorded and reported on a timely basis in all material respects, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as reasonably appropriate to allow timely decisions regarding required disclosure. The Company’s disclosure controls and procedures were effective as of the times indicated in the SEC Reports, and the Company’s internal control over financial reporting was effective as of the times indicated in the SEC Reports and, at such times, the Company was not aware of any material weaknesses in its internal control over financial reporting. Since January 1, 2022, to the knowledge of the Company, there has not been any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting.

(g) No General Solicitation. Neither the Company nor any person or entity acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to “accredited investors” within the meaning of Rule 501 under the Securities Act.

(h) No Integrated Offering. None of the Company nor its Subsidiaries, nor, to the knowledge of the Company, any Person acting on its or their behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Securities under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Securities under this Agreement to be integrated with other offerings by the Company.

(i) No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities expressly reserved against in the consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (the “Balance Sheet Date”).

(j) Absence of Certain Changes. Since the Balance Sheet Date, there has not been any Company Material Adverse Effect.

(k) Equity Capitalization.

(i) As of the execution of this Agreement, the authorized capital stock of the Company consists of (A) 1,400,000,000 shares of Common Stock and (B) 100,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), including 11,803,398 shares of preferred class A stock (the “Series A-1 Preferred Stock”) and 35,000 shares of super voting preferred class B stock having a par value of $0.001 per share (the “Series B Preferred Stock”). As of the execution of this Agreement, (1) 175,346,582 shares of Common Stock were issued and outstanding, (2) an additional 23,730,637 shares of Common Stock were issued to the Company as escrow agent and held as treasury shares for purposes of potential liabilities, (3) 16,908,828 restricted stock units of the Company were outstanding pursuant to which a maximum of 16,908,828 shares of Common Stock could be issued and (4) 11,832,655 shares of Preferred Stock were issued and outstanding, including 11,801,804 shares of Series A-1 Preferred Stock and 30,851 shares of Series B Preferred Stock. As of the Closing, [10,000,000] shares of Common Stock will be reserved for issuance upon the exercise of the Warrant.

(ii) All of such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. The Note and the Warrant are not and will not be subject to preemptive rights or any restrictions on transfer under applicable Law or any contract to which the Company is a party, other than those under applicable securities Laws and this Agreement, and will be free and clear of all stock transfer, documentary, sales and use, registration, recording, stamp and similar Tax (“Transfer Taxes”) under applicable Law of the United States (or any political subdivision thereof) and Liens. The Conversion Shares and the Warrant Shares will be, as of the Closing, duly reserved for issuance and, when issued upon conversion or exercise in accordance with the terms of the Note and the Warrant, respectively, will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid, nonassessable and free and clear of all Liens and, assuming the accuracy of each of the representations and warranties of the Purchaser set forth in Section 2.2, issued in compliance with all applicable securities Laws in all material respects and will not be subject to preemptive rights or any restrictions on transfer under applicable Law or any contract to which the Company is a party, other than those under applicable securities Laws, and will be free and clear of all Transfer Taxes under applicable Law of the United States (or any political subdivision thereof) and Liens.

(iii) Except as disclosed in the SEC Reports, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other contracts (or any rights, preemptive rights or rights of first offer) relating to the issuance or repurchase of capital stock, or other equity interests of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party, or by which it is bound, obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities, bonds, debentures, notes or other obligations convertible into or exchangeable for such shares of capital stock or other equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other contract (or any such right, preemptive right or right of first offer) or (C) redeem or otherwise acquire any number of such shares of capital stock or other equity interests. Except as disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter.

(iv) Section 2.1(k)(iv) of the Company Disclosure Letter sets forth, as of the execution of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company or joint venture to which the Company or any of its Subsidiaries is party, the holders of each equity interest therein, the number and percentage (on a voting and economic basis) of equity interests owned by such holders. Except as otherwise provided in Section 2.1(k)(iv) of the Company Disclosure Letter, the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and joint venture that are owned by the Company or its Subsidiaries are owned free and clear of all Liens. Each outstanding share of capital stock of each Subsidiary or joint venture of the Company or its Subsidiaries, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no outstanding subscriptions, options, warrants, calls, convertible securities or other contracts (or any rights, preemptive rights or rights of first offer) relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company.

(v) Except as otherwise provided in Section 2.1(k)(v) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any voting trust or other agreement with respect to voting or registration of capital stock or other equity interests of the Company or any of its Subsidiaries.

(l) Direct Contact; No Broker. The contact between the Company and the Purchaser was made directly through an existing relationship. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or the consummation of the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(m) Litigation. Except as disclosed in the SEC Reports or in Section 2.1(m) of the Company Disclosure Letter, and except as otherwise would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) there is no Action pending or, to the knowledge of the Company, threatened (A) against the Company, any of its Subsidiaries or any of their respective Representatives in their capacities as such, (B) to which the Company, any of its Subsidiaries or any of their respective Representatives in their capacities as such is a party or (C) to which any of the assets or properties of the Company or any of its Subsidiaries is subject, and (ii) there is no order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency (“Orders”) imposed upon the Company, any of its Subsidiaries or any of their respective Representatives in their capacities as such, in each case by or before a Governmental Authority. Except as disclosed in the SEC Reports or in Section 2.1(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in breach or violation of, or default under any settlement agreement except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(n) Employee Matters. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all applicable Laws in all material respects relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of all employee benefit plans (as defined in Section 3(3) of Employee Retirement Income Security Act of 1974 (“ERISA”)) that are maintained or sponsored by the Company or its Subsidiaries for the benefit of their respective current or former employees and with respect to which the Company or its Subsidiaries have any liability (“ERISA Documents”), and each such ERISA Document is in compliance with all applicable requirements of ERISA.

(o) Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as such term is defined in the Investment Company Act of 1940.

(p) Tax Matters.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Subsidiary of the Company: (A) has timely and properly made or filed all U.S. federal, state and non-U.S. Tax returns, reports, statements, declarations or similar filings (including any election, information returns, schedules or attachments thereto and any amendments thereof) (“Tax Returns”) required to be filed by any jurisdiction to which it is subject and all such Tax Returns filed or required to be filed were true, correct and complete in all respects, (B) has timely paid all Taxes and other governmental assessments and charges, except those being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (C) has set aside on its financial statements adequate accruals in accordance with GAAP for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns, respectively, apply, (D) has not received any written notice of any deficiencies for any Tax from any taxing authority except for those which have been resolved, which have been paid in full, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s financial statements, (E) is not the subject of any currently ongoing audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed in writing against any of them, (F) has not participated in any listed transaction within the meaning of Treasury regulations Section 1.6011-4(b)(2), (G) has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws and (H) has no liens for Taxes upon any of their assets or properties.

(ii) The Company is not, has not been within the past five years and does not anticipate becoming, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986 (the “Code”).

(iii) The consummation of the Transactions, including the issuance of the Securities, will not cause the net operating losses or other tax attributes of the Company to be subject to any limitations under Sections 382 or 383 of the Code.

(q) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the Nasdaq Capital Market, and the Company has taken no action designed to, or which to the knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Capital Market, nor has the Company received any notification that the SEC or the Nasdaq Capital Market is contemplating terminating such registration or listing. The Company is in compliance in all material respects with the listing and listing maintenance requirements of Nasdaq applicable to it for the continued trading of its Common Stock on the Nasdaq Capital Market.

(r) Intellectual Property Rights; Privacy.

(i) The Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property Rights material to, and used in or necessary for, the conduct of their respective businesses as currently conducted and as currently planned to be conducted, all of which rights shall survive the consummation of the Transactions unchanged.

(ii) The conduct of the respective businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and, since January 1, 2022, has not infringed, misappropriated or otherwise violated in any material respects any Intellectual Property Rights of any Person. To the knowledge of the Company, and except as otherwise is disclosed in the SEC Reports, since January 1, 2022, no Person has infringed, misappropriated or otherwise violated any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(iii) The IT Assets owned, used or held for use (including through cloud-based or other third party service providers) by the Company or any of its Subsidiaries are sufficient for the current and currently anticipated needs of the businesses of the Company and its Subsidiaries. The Company and its Subsidiaries are in material compliance, and since January 1, 2022, have been in material compliance, with all applicable Laws regarding privacy, cybersecurity or the protection of Personal Information and any privacy policies of the Company that have been publicly adopted. Except as otherwise disclosed in the SEC Reports, since January 1, 2022, the Company and its Subsidiaries have not experienced any actual or alleged data breach, security incident or incident of loss, theft, misuse or unauthorized processing of Personal Information in their possession or control or processed by any third party on their behalf.

(s) Compliance with Laws.

(i) The Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with and not in default under or in violation of any Law or Order, in each case that are applicable to the Company or any of its Subsidiaries, except where such non-compliance, default or violation would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and, since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law or Order, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(ii) The Company, each of its Subsidiaries and each of their respective Representatives acting on their behalf is, and since January 1, 2022 has been, in compliance in with (A) the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder and (B) any other Laws applicable to the Company and its Subsidiaries that address the prevention of corruption, bribery, terrorism or money laundering (the “Anti-Corruption Laws”), in each case, except where such non-compliance would not reasonably be expected to be material to the Company or any of its Subsidiaries.

(iii) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, since January 1, 2022, none of the Company, any of its Subsidiaries, or any of their respective Representatives acting on their behalf has: (A) unlawfully offered, paid, promised to pay, or authorized the payment of anything of value, including money, loans, gifts, travel, or entertainment, to any government official with the purpose of (1) influencing any act or decision of such government official in his or her official capacity or (2) inducing such government official to perform or omit to perform any activity in violation of his or her legal duties; except, with respect to the foregoing clauses (1) and (2), as permitted under the U.S. Foreign Corrupt Practices Act of 1977 or other applicable Law; or (B) made any illegal contribution to any political party or candidate.

(iv) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, the Company, each of its Subsidiaries, and each of their respective Representatives acting on their behalf is, and, since January 1, 2022 has been, in compliance with all Laws or other financial restrictions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), including OFAC’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of State, and sanctions administered by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”). Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, none of the Company, any of its Subsidiaries, or any of their respective Representatives acting on their behalf is currently the subject or the target of any Sanctions, nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including Cuba, Iran, North Korea, Syria and Crimea.

(v) The Company will not use the proceeds from the Transactions (A) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (B) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, the Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with all applicable Anti-Corruption Laws and Sanctions.

(t) Yorkville Note. Except as set forth in Section 2.1(t) of the Company Disclosure Letter, neither the Company nor any of its Affiliates are party to any agreement with YA II PN, LTD (“Yorkville”) or any of its Affiliates other than that certain Amended and Restated Secured Convertible Promissory Note, issued by the Company to Yorkville on June 28, 2024 (the “Yorkville Note”) and the other Yorkville Agreements. Neither the Company nor any of its Subsidiaries owes any costs, expenses or other liabilities to Yorkville or any of its Affiliates, other than the amounts set forth in Section 2.1(t) of the Company Disclosure Letter. Other than with respect to any Liens under the Yorkville Note or as otherwise set forth in Section 2.1(t) of the Company Disclosure Letter, the Company owns such shares of capital stock of Bare Knuckle Fighting Championships, Inc. (“BKFC,” and such shares, “BKFC Shares”) that constitute Collateral (as defined in the Yorkville Note) free and clear of any Liens.

(u) Related Party Transactions. Except as disclosed in the SEC Reports, no stockholder, officer or director of the Company or any of its Subsidiaries or immediate family member thereof (a) is presently a party or has a direct or indirect interest in any Person (other than publicly traded securities) party to any agreement with the Company or any of its Subsidiaries, (b) owns any direct or indirect (other than through ownership of Common Stock) interest in any assets of the Company or any of its Subsidiaries or (c) has any cause of action or other claim against, or owes any amounts to, the Company or any of its Subsidiaries, except for claims of employees in the ordinary course of business.

(v) Material Contracts.

(i) Except as otherwise disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries is in breach or violation of, or default under, respect any material Contract to which the Company or any of its Subsidiaries is a party, including any such Contract with any customer, supplier, licensor, vendor or other counterparty, and, to the knowledge of the Company, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default under any such Contract by the Company or any of its Subsidiaries or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries.

(ii) Except with respect to the Yorkville Agreements, neither the Company nor any of its Subsidiaries is in breach or violation of or default under any agreements or documents in respect of the indebtedness of the Company or any of its Subsidiaries, including pursuant to any credit agreement, loan agreement, note, bond, indenture, mortgage or otherwise, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole.

(iii) Except as provided in this Agreement or the Registration Rights Agreement, and except as otherwise disclosed in Section 2.1(v)(iii) of the Company Disclosure Letter, the Company has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

(w) Board Approval for Section 16(b). On or prior to the Closing Date, the acquisition of the Securities (and the issuance of the Shares upon the conversion or exercise of the Note or the Warrant, as applicable) has been approved by the Board or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act for the express purpose of exempting the Purchaser’s and it’s Affiliates’ interests in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

(x) Survival. The Company Fundamental Representations shall survive for five (5) years following the Closing, and all other representations and warranties of the Company set forth in this Section 2.1 shall survive for one (1) year following the Closing.

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company:

(a) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform his obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on his part.

(b) Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the Purchaser’s legal, valid and binding obligation, enforceable against him in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Consents. Neither the execution and delivery by the Purchaser of this Agreement nor the consummation by the Purchaser of any of the Transactions nor the performance by him of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except as have been obtained, made or given and except as to any Section 16 or any Schedule 13D filings pursuant to the Exchange Act.

(d) No Conflict. Neither the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents, nor the consummation by the Purchaser of the Transactions, nor compliance by the Purchaser with any of the terms and conditions hereof or of any other Transaction Document, will (A) contravene, conflict with or violate any existing federal, state, county or local Law, rule or regulation or any Order applicable to, or binding upon, the Purchaser, (B) contravene, conflict with, violate or constitute a default under, any agreement, indenture or instrument to which the Purchaser is party or result in the creation of any Lien upon any of the properties or assets of the Purchaser, or (C) result in a violation of the Purchaser’s organizational documents.

(e) No General Solicitation. The Purchaser is not purchasing the Securities because of any general solicitation or general advertisement, including, without limitation, (i) any advertisement, articles, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(f) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Securities for his own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Securities in violation of the Securities Act or other applicable laws.

(iii) Investor Accredited Status. The Purchaser is an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D of the Securities Act. The Purchaser has, prior to the date hereof, provided the Company with an executed purchaser questionnaire that confirms the Purchaser’s status as an accredited investor.

(iv) Distribution Compliance Period. The Purchaser understands that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction. The Purchaser understands that his investment in the Securities involves a high degree of risk and that he may lose its entire investment. The Purchaser acknowledges that the Securities may not be sold, hypothecated or otherwise disposed of unless registered under the Securities Act and applicable state securities laws or an exemption from registration is available. Any resale of any of the Securities may be made only pursuant to (A) a registration statement under the Securities Act which has been declared effective by the Securities and Exchange Commission and is effective at the time of such sale, or (B) a specific exemption from the registration requirements of the Securities Act.

(v) Restrictive Legend. The Purchaser understands that the certificate evidencing the Securities will bear a legend or other restriction substantially to the following effect:

“NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE UNLESS EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EITHER CASE UPON THE RECEIPT OF AN OPINION OF U.S. COUNSEL.”

(vi) Direct Contact; No Broker. The contact between the Company and the Purchaser was made directly through an existing relationship. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or the consummation of the Transactions based upon arrangements made by or on behalf of the Purchaser.

(g) Not an Affiliate. As of immediately prior to the Closing, the Purchaser is not an officer, director or “affiliate” (as that term is defined in Rule 415 of the Securities Act) of the Company.

(h) No Survival. The representations and warranties of the Purchaser set forth in this Section 2.2 shall survive for one (1) year following the Closing.

ARTICLE III

COVENANTS; MISCELLANEOUS

Section 3.1 No Shorting or Lending of Securities. The Purchaser shall not (i) engage in any short-selling activities involving the Securities, or (ii) lend any Securities to any third party.

Section 3.2 Holding Period. The Purchaser acknowledges and agrees that during the six (6) month period immediately following the Closing Date, the Securities may not be transferred or sold for such six (6) month period without the prior written consent of the Company and subject to applicable U.S. federal securities laws, including without limitation Rule 144 of the Securities Act; provided, that the Purchaser shall be permitted to transfer or sell any or all of the Securities at any time (a) to the Purchaser’s Affiliates, but only if the transferee agrees in writing to be bound by the terms of this Agreement, (b) pursuant to the terms of any merger, tender offer, exchange offer or other business combination involving the exchange of Common Stock or other equity or equity-like securities of the Company or (c) following the date the Company commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws. In the case that the Purchaser is permitted to transfer or sell the Securities to a third party transferee, the Company shall, at the request of the holder of such Securities, issue such book-entry Securities to the holder or the applicable transferee of such Securities by electronic delivery (i) if eligible and requested by the holder or applicable transferee, on the applicable balance account at The Depository Trust Company and (ii) on the books of the Company or its transfer agent.

Section 3.3 Nasdaq Listing. Prior to the Closing, the Company shall cause the Shares to be approved for listing on the Nasdaq Capital Market. Following the Closing, the Company shall apply to cause the Warrant Shares issuable upon exercise of the outstanding Warrant and the Conversion Shares issuable upon conversion of the Note to be promptly approved for listing on the Nasdaq Capital Market, and the Company shall use best efforts to remain commercially viable and as a going-concern, so as to support the continued listing of the Common Stock (including the Shares) on the Nasdaq Capital Market or on an OTC Market. Following the Closing, the Company shall timely file all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), and the Company shall use reasonable best efforts to maintain its status as an issuer required to file reports under the Exchange Act.

Section 3.4 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities for business building and working capital purposes and not to satisfy any Losses related to or arising out of any claim, dispute, settlement or any other Action, whether or not in connection with a proceeding.

Section 3.5 Corporate Actions. At any time that any Securities are outstanding, the Company shall (a) without limitation to the terms of the Note or the Warrant, from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy (i) the exercise obligations then outstanding under the Warrant and (ii) the conversion obligations under the Notes then outstanding, and (b) not effect any voluntary deregistration under the Exchange Act or any voluntary delisting of the Common Stock from the Nasdaq Capital Market. So long as the Purchaser holds any Securities, the Company will not take any actions that would be reasonably likely to cause it to be an “investment company,” or a company controlled by an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 3.6 Legends. Upon request of the Purchaser or any transferee of part or all of the Purchaser’s Securities, the legends set forth in Section 2.2(f)(v) of this Agreement or any other legends shall be removed from the applicable Securities, whether notated upon the certificates representing such Securities or on the book-entry accounts maintained by the Company’s transfer agent representing the Securities if such legend is not required in order to establish compliance with any provisions of the Securities Act.

Section 3.7 [Reserved].

Section 3.8 [Reserved].

Section 3.9 Securities Filings. The Company agrees to file a Form D with respect to the Securities if required under Regulation D and shall provide a copy thereof to the Purchaser no later than 5 business days prior to the filing thereof. Following the Closing Date, the Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States. In furtherance of and not in limitation of the foregoing, the Company shall provide the Purchaser with a reasonable opportunity to review and comment upon drafts of all documents to be submitted to or filed with the SEC, whether publicly or not, in connection with the Transactions and the Transaction Documents and give reasonable consideration to all such comments.

Section 3.10 Information Rights.

(a) Following the Closing, the Company shall and shall cause its Subsidiaries to deliver to the Purchaser promptly upon reasonable advance notice, all books, records and information, including financial information, and documents concerning or regarding their respective businesses, properties and assets and personnel, as may be reasonably requested by or on behalf of the Purchaser.

(b) Following the Closing, the Company shall and shall cause its Subsidiaries to provide the Purchaser with reasonable access to the Representatives, offices and other facilities, contracts, books and records of the Company and its Subsidiaries, at such times and as the Purchaser may reasonably request. The Company shall and shall cause its Subsidiaries and Representatives to reasonably cooperate with the Purchaser and its Representatives in connection with such investigation and examination.

(c) The Company shall not be required to provide such information and materials described under Section 3.10(a) or Section 3.10(b) if the Company determines, in its reasonable judgment, that doing so would jeopardize the protection of attorney-client privilege; provided, however, the Company shall use reasonable best efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege.

Section 3.11 Confidentiality.

(a) Following the Closing, the Purchaser shall not, and shall direct its Representatives not to, disclose any Confidential Information to any person other than the Purchaser and its Representatives and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Purchaser’s investment in the Company made pursuant to this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives may disclose Confidential Information in order to comply with applicable law. To the extent practical and legally permissible, the Purchaser shall, and shall direct its Representatives to, notify the Company of its intention to make such disclosure. The Purchaser agrees to reasonably cooperate, and to direct its Representatives to reasonably cooperate, with the Company so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy. In the event that such a protective order or other remedy is not obtained, the Purchaser or its Representatives (as applicable) will furnish only that portion of the Confidential Information that is required by applicable law to be disclosed. Notwithstanding anything to the contrary contained in this Agreement, the restrictions set forth in this Section 3.11 shall not apply to disclosures made (A) in response to a formal request by a regulatory or self-regulatory authority or (B) in connection with a routine audit or examination by an auditor or examiner.

(b) The Company acknowledges that the Purchaser, as a financial investor, may consider, make and may have made investments in a variety of markets and the participation in a potential transaction relating to the Company may enhance the Purchaser’s understanding of the markets in which the Purchaser or its Affiliates may now, or in the future, invest and that such further understanding will not in and of itself, be considered a violation of this Agreement. Further, nothing in this Agreement (nor the disclosure of the Confidential Information to the Purchaser) shall prevent the Purchaser or its Affiliates from evaluating or consummating possible investments in companies or undertakings whose businesses may be similar to or competitive with the business of the Company (and the Company shall not seek to restrict or prevent the Purchaser or its Affiliates from undertaking any such evaluation or consummation other than as set forth in this Agreement) to the extent the Purchaser does not use the Confidential Information in violation of this Agreement in such evaluation or consummation.

(c) Notwithstanding anything to the contrary in this Section 3.11 or Section 3.24, to the extent the Purchaser is or is owned or managed by one or more private equity or other investment vehicles, the Purchaser shall be permitted to provide customary disclosure (in the context of the private equity industry) of any information relating to the Company, its Subsidiaries or the transactions contemplated hereby to the vehicle or its or its Affiliates’ co-investors, investors or potential investors who are subject to customary confidentiality and non-use restrictions in connection with ordinary course fund-raising, marketing, information or investor reporting activities carried out consistent with customary private equity industry practices.

Section 3.12 Yorkville Matters. The Company shall use its best efforts (i) to satisfy, terminate, discharge and fully release the Yorkville Note and the other Yorkville Agreements (including, for clarity, to cause the release by Yorkville of any Liens under the Yorkville Agreements with respect to the BKFC Shares or any other Collateral (as defined in the Yorkville Note)), (ii) to unconditionally and forever settle any Actions related to the Yorkville Agreements and with Yorkville and its Affiliates (the “Yorkville Litigation”) and (iii) to terminate any Contracts between or among the Company or any of its Subsidiaries, on the one hand, and Yorkville and any of its Affiliates on the other hand, without any remaining or ongoing obligations or liabilities of the Company or any of its Subsidiaries pursuant to the Yorkville Agreements or otherwise, in each case of clauses (i) to (iii), within forty-five (45) days of the Closing Date. The Company shall keep the Purchaser reasonably informed in respect of the foregoing.

Section 3.13 Termination. This Agreement may not be terminated except by mutual written agreement of the Parties. Nothing in this Section 3.13 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

Section 3.14 Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the Transaction Documents and the consummation of Transactions.

Section 3.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either Party against the other concerning the Transactions shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York. The Parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

Section 3.16 Consent to Jurisdiction. Each of the Company and the Purchaser hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section 3.15 shall affect or limit any right to serve process in any other manner permitted by law.

Section 3.17 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 3.18 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns.

Section 3.19 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the prior express written consent of, in the case of any assignment by the Company, the Purchaser, and in the case of any assignment by the Purchaser, the Company; provided, that (a) the Purchaser may assign this Agreement to a third party transferee that purchases any Securities owned by the Purchaser so long as such third party transferee executes and delivers to the Company a written instrument accepting, adopting and agreeing to be bound by the terms of this Agreement and each other Transaction Document (as applicable) and (b) the Purchaser may assign this Agreement or any of its rights, duties or obligations hereunder to any of its Affiliates, subject to the same proviso in clause (a) of this section. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 3.20 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Parties to whom notice is to be given, on the date sent if sent by e-mail or facsimile, on the next business day following delivery if sent by courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed. The address of the Purchaser for such notices and communications shall be as set forth on the signature pages attached hereto. If to the Company, at:

TRILLER GROUP INC.

7119 West Sunset Boulevard

Suite 782

Los Angeles, CA 90046

Attn: Shu Pei Huang, Desmond

Email: dshu@triller.co

Any Party may change its address for purposes of this Section 3.20 by giving the other Party a written notice of the new address in the manner set forth above.

Section 3.21 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 3.22 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 3.23 Fees and Expenses. Each Party will be responsible for all of its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement; provided, that the Company shall reimburse the Purchaser at the Closing for all costs and expenses (including attorneys’ fees) which are:(i) incurred solely in connection with the negotiation, preparation and execution of the Transaction Documents and the consummation of the Transactions up to a maximum amount of $500,000and (ii) submitted in writing to Company in reasonable detail as required by Company for Company approval.

Section 3.24 Public Announcements. The Purchaser and the Company shall consult with each other before issuing, and shall give each other the opportunity to review and comment upon, any press release or public announcement in respect of the Transaction Documents or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or Order. Notwithstanding the foregoing, this Section 3.24 shall not apply to any press release or other public statement made by the Company or the Purchaser which does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement.

Section 3.25 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof. Accordingly, each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 3.26 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 3.27 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 3.28 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, the reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement.

(d) Unless otherwise specified in this Agreement, the term “dollars” and the symbol “$” mean U.S. dollars for purposes of this Agreement and all amounts in this Agreement shall be paid in U.S. dollars.

(e) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(f) Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Except as otherwise specifically provided herein, all references in this Agreement to any Law shall include such Law and the rules and regulations promulgated thereunder and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g) Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

(h) The term “Company” means the Company and its predecessors and successors.

(i) Whenever the words “SEC Report” or “SEC Reports” qualifies any representation or warranty herein, any disclosures set forth or referenced in any risk factor, forward-looking statement, quantitative and qualitative disclosures about market risk section therein or in any other section therein to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature shall be deemed excluded from the words “SEC Report” or “SEC Reports”.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

TRILLER GROUP INC.

By:
	Name:	Shu Pei Huang, Desmond
	Title:	Acting Chief Financial Officer

PURCHASER SIGNATURE PAGE TO SENIOR SECURED CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Senior Secured Convertible Note and Warrant Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: KCP Holdings Limited.

Signature of Authorized Signatory of Purchaser: ________________________________________

Name of Authorized Signatory: Roger C. Kennedy

Title of Authorized Signatory: Director

Email Address of Authorized Signatory: roger.kennedy@kcplim.com

Facsimile Number of Authorized Signatory: ____________________________________________

Address for Notice to Purchaser:

KCP Holdings Limited

71 Fort St., 3rd Floor

George Town, Cayman Islands KY1-1111

Attention:	Roger C. Kennedy
Email:	roger.kennedy@kcplim.com

Investment Amount: $10,000,000

Convertible Note in the Principal Amount of $10,000,000

Number of Warrant Shares: 10,000,000 warrants

ANNEX A

PURCHASER INFORMATION

Purchaser	Convertible Note	Warrants
KCP Holdings Limited	$10,000,000	10,000,000

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit  A.

“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, “Affiliates” shall not include, and no provision of this Agreement shall be applicable to, the direct or indirect portfolio companies of investment funds advised or managed by the Purchaser or its Affiliates (“Portfolio Companies”). The Company acknowledges that the Purchaser’s employees, directors or partners of its Affiliates may also serve as directors of its Portfolio Companies and that such Portfolio Companies will not be deemed to be Affiliates solely due to the dual role of any such employee, director or partner.

“Company Material Adverse Effect” means any change, development, circumstance, fact or effect that, individually or in the aggregate, has or would reasonably be expected to (a) have, a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries (taken as a whole), or (b) prevent, materially delay or materially impair the consummation by the Company of the Transactions in accordance with the terms of this Agreement.

“Confidential Information” means all confidential and proprietary information relating to the Company that the Company or its Representatives make available to the Purchaser or its Representatives pursuant to Section 3.11. “Confidential Information” does not include information that: (a) is or becomes generally available to the public; (b) is or has previously been disclosed to the Purchaser or its Representatives on a non-confidential basis by a third party; or (c) was independently developed by the Purchaser or its Representatives without the use of any other Confidential Information.

“Contract” means any agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Intellectual Property Rights” means all rights anywhere in the world in or to: (a) trademarks, service marks, brand names, d/b/a’s, logos, symbols, trade dress, trade names, domain names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (b) patents and patent applications; (c) confidential or proprietary trade secrets, discoveries, ideas, improvements, information, know-how, data and databases, including processes, schematics, business methods, drawings, specifications, designs, customer lists and supplier lists; (d) published and unpublished works of authorship, whether copyrightable or not (including software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) all other intellectual property, industrial or proprietary rights.

“IT Assets” means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.

“Law” mean all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority, including any rules of any stock exchange or other self-regulatory organization.

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, prior claim, encroachments, lien (statutory or otherwise), defect of title, adverse right or claim, or encumbrance of any kind, in each case, whether contingent or absolute.

“Losses” means any damages, losses, payments, liabilities, penalties, judgments, settlements, fines, and out-of-pocket costs and expenses (including any costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights).

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any Governmental Authority or any department or agency thereof.

“Personal Information” means any information that identifies or could reasonably be used to identify an individual, browser or device, and any other “personal information,” “personal data” or similar information that is subject to any applicable Laws regarding privacy, cybersecurity or the protection of personal information.

“Purchaser Material Adverse Effect” means, as to the Purchaser, any change, development, circumstance, fact or effect that, individually or in the aggregate, that would prevent, materially delay or materially impair the consummation by the Purchaser of any of the Transactions in accordance with the terms of this Agreement.

“Representatives” means, with respect to any Person, its directors, officers, managers, members, employees, agents and professional advisors (including legal counsel, accountants, consultants and financial advisors).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” or “Taxes” means (a) taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, escheat, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (b) any liability in respect of any items described in clause (a) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury regulation Section 1.1502-6 (or any similar provision of law) or otherwise.

“Transaction Documents” means this Agreement, the Note, the Warrants, the Registration Rights Agreement, the Pledge Agreement, the Subordination Agreement and the Termination Agreement.

“Transactions” means the transactions contemplated hereby or under any of the Transaction Documents.

“Yorkville Agreements” means, collectively, (a) the Second Amended and Restated Standby Equity Purchase Agreement, dated June 28, 2024, (b) the Amended and Restated Registration Rights Agreement, dated June 28, 2024, by and between Yorkville and the Company, (c) the Yorkville Note, (d) the Amended and Restated Pledge Agreement, dated June 28, 2024, by and among Yorkville and the Pledgors (as defined therein) party thereto, (e) the Guaranty Agreement, dated June 28, 2024, by and among Yorkville and the Guarantors (as defined therein) party thereto, (f) the Amended and Restated Guaranty Agreement, dated June 28, 2024, by and among Yorkville and the Guarantors (as defined therein) parties thereto, (g) the Letter Agreement, dated June 28, 2024, by and among Yorkville, the Company and Triller Corp. and (h) each of the other agreements and instruments entered into or delivered by any of the parties to the foregoing in connection with the transactions contemplated therein or thereby.

EXHIBIT B

FORM OF NOTE

[Attached]

EXHIBIT C

FORM OF WARRANT

[Attached]

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached]

EXHIBIT E

FORM OF PLEDGE AGREEMENT

[Attached]

EXHIBIT F [intentionally blank]

FORM OF SUBORDINATION AGREEMENT

[Attached]

EXHIBIT G

FORM OF TERMINATION AGREEMENT

[Attached]